                                                                       EXHIBIT 6

June 6, 1997

Fox Kids Worldwide, Inc.
c/o Saban Entertainment, Inc.
10960 Wilshire Boulevard
Los Angeles, California  90024
Attention:  Mr. Mel Woods, Co-President


         U.S. $900,000,000 Secured Reducing Revolving Credit Facilities
         --------------------------------------------------------------
                  U.S. $350,000,000 Secured Term Loan Facility
                  --------------------------------------------
                               Commitment Letter
                               -----------------

Ladies and Gentlemen:

You have advised us that you intend to organize a single purpose wholly owned subsidiary ("Acquisition Corp.") that will acquire (the "Acquisition") shares of common stock of International Family Entertainment, Inc. ("IFE") representing more than a majority of the combined voting power of all of the outstanding capital stock of IFE and, upon the acquisition of all of the remaining outstanding shares of capital stock of IFE, will merge (the "Merger") with and into IFE, with IFE being the surviving corporation (the "Surviving Corporation"). In order to finance the Acquisition, you desire to establish a $625,000,000 Secured Reducing Revolving Credit Facility (the "Tranche A Revolving Credit") with Acquisition Corp. as the borrower. In order to finance in part the Merger, to refinance the existing debt of IFE and to pay certain fees and expenses incurred in connection with the Acquisition and the Merger, you desire to establish a $275,000,000 Secured Reducing Revolving Credit Facility (the "Tranche B Revolving Credit") and a $350,000,000 Secured Term Loan Facility (the "Term Loan" and, together with the Tranche A Revolving Credit and the Tranche B Revolving Credit, the "Facilities") with Acquisition Corp. as the borrower. Upon consummation of the Merger, the Surviving Corporation will succeed to and assume all of the obligations of Acquisition Corp. under or in respect of the Facilities and the Surviving Corporation and certain of your subsidiaries more specifically described in the attached Annex I will become borrowers under the Tranche A Revolving Credit and the Tranche B Revolving Credit, the proceeds of which will then be available for general corporate purposes. You have asked Citibank, N.A. ("Citibank") to commit to provide you with financing commitments for the entire Facilities.

On behalf of Citibank, Citicorp Securities, Inc. ("Citicorp Securities") is pleased to inform you of Citibank's commitment to provide the entire amount of the Facilities, subject to the terms and conditions described in this letter and the attached Annex I (collectively, and together with the Fee Letter referred to below, the "Commitment Letter").

Syndication
-----------

Citibank reserves the right, prior to or after the execution of definitive documentation with respect to the Facilities, to syndicate all or a portion of its commitment to one or more other financial institutions reasonably acceptable to you that will become parties to such definitive documentation pursuant to a syndication to be managed by Citicorp Securities (the financial institutions becoming parties to such definitive documentation being collectively referred to herein as the "Lenders"). Citicorp Securities will act as the syndication agent with respect to the Facilities and will manage all aspects of the syndication in consultation with you, including the timing of all offers to potential Lenders, the acceptance of commitments, and the determination of the amounts offered and the compensation provided. You understand that Citicorp Securities intends to commence syndication efforts promptly and that it may elect to appoint one or more syndication agents to direct the syndication efforts on its behalf. Each of the News Corporation Limited, Saban Entertainment, Inc. and you agree to take all action as Citicorp Securities may reasonably request to assist it in forming a syndicate acceptable to it and you.

To ensure an orderly and effective syndication of the Facilities, you agree that until the earlier of (a) the termination of the syndication (as determined by Citibank) and (b) one month after the date of the closing of the Facilities, which shall be the date of the initial advances under the TrancheEA Revolving Credit (such date being the "Closing Date"), you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facilities or debt security (including any renewals thereof) other than public debt securities, without the prior written consent of Citibank (which consent shall not be unreasonably withheld or delayed).

You agree that Citibank will act as the sole agent bank for the Facilities and that no additional agents, co-agents or arrangers will be appointed, or other titles conferred, without Citibank's consent. You agree that no Lender will receive any compensation of any kind for its participation in the Facilities, except as expressly provided for in the Fee Letter (as defined below) or in the attached Annex I.

Conditions Precedent
--------------------

The commitment of Citibank hereunder is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the absence of a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of you and your subsidiaries (including IFE and its subsidiaries, whether or not the Acquisition or the Merger has been effected), taken as a whole, since December 31, 1996; (iii) the accuracy and completeness in all material respects of all written representations that you make to us and all written information (other than financial projections and pro forma information) that you furnish to us, in each case in connection with the Facilities, and your compliance with the terms of this Commitment Letter;
(iv)Ethe payment in full of all fees, expenses and other amounts payable under this Commitment Letter and (v) the occurrence of the Closing Date on or prior to September 30, 1997.

If (A) the Closing Date has not occurred on or prior to September 30, 1997, (B) all of the conditions to Citibank's commitment under this Commitment Letter and all of the conditions precedent to the initial advances under the Facilities set forth in the loan documentation referred to in clause (i) of the immediately preceding paragraph have been satisfied on or prior to such date and (C) you, Acquisition Corp. and each of your and its affiliates have executed and delivered the loan documentation to which you or they are intended to be a party, then Citibank shall execute the loan documentation to which it is intended to be a party no later than September 30, 1997, whether or not any other Person has committed to become a Lender thereunder.

Commitment Termination
----------------------

Citibank's commitment set forth in this Commitment Letter will terminate on September 30, 1997, unless the Closing Date occurs on or before such date. Notwithstanding anything to the contrary stated in this Commitment Letter, Citibank's commitments under this Commitment Letter may be terminated by you at any time prior to such date, at your option, upon payment of all fees, expenses and other amounts then payable under this Commitment Letter.

Fees
----

In addition to the fees described in the attached Annex I, you agree to pay the fees set forth in that certain letter between you and us of even date herewith (the "Fee Letter"). The terms of the Fee Letter are an integral part of Citibank's commitment hereunder, and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter shall be nonrefundable when paid.

Indemnification
---------------

You agree to indemnify and hold harmless Citibank, Citicorp Securities, each Lender and each of their affiliates and each of their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and reasonable expenses, joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Commitment Letter, the Facilities or the loan documentation or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Facilities (collectively, the "Indemnifiable Matters"), whether or not such investigation, litigation or proceeding is brought by you, Acquisition Corp., the Surviving Corporation, any of your or their shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated; provided, however, that the foregoing indemnity shall not, as to any Indemnified Party, apply to any such claim, damage, loss, liability or expense to the extent it is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Notwithstanding the foregoing provisions of this paragraph, in the event of any Indemnifiable Matter of any Lender solely against one or more other Lenders (and not any Indemnifiable Matter by one or more Lenders against Citibank or Citicorp Securities in their capacities as agents or arrangers), you shall not be obligated to indemnify such Lender or any of its affiliates or any of its officers, directors, employees, agents or advisors for any claim, damage, loss, liability or expense resulting from such Indemnifiable Matter, except to the extent such claim, damage, loss, liability or expense is found in the final nonappealable judgment of a court of competent jurisdiction to have resulted from the action, inaction, participation or contribution of you, Acquisition Corp., the Surviving Corporation or any of your or their affiliates or any of your of their (or any of your or their affiliate's) officers, directors, employees, agents or advisors, and then only to the extent of your or their action, inaction, participation or contribution.

You shall not be liable to any of the Indemnified Parties for the settlement by such Indemnified Party of any pending or threatened action or proceeding for which such Indemnified Party may seek indemnification under the provisions set forth above without your prior written consent (which consent shall not be unreasonably withheld and shall be deemed to have been given if you have not objected to such settlement within 20 days of notice to you of such proposed settlement). In turn, you shall not effect the settlement of any such pending or threatened action or proceeding unless either (i) such settlement includes a full and unconditional release and discharge of each of the Indemnified Parties subject to such action or proceeding from all liability and potential liability on claims that are the subject matter of such action or proceeding or (ii) without the prior written consent of any Indemnified Party (which consent shall not be unreasonably withheld).

Upon payment in full of any Indemnifiable Matter by you or on your behalf to or on behalf of an Indemnified Party, you (or the party making payment on your behalf) shall be subrogated to any claims that such Indemnified Party may have to seek reimbursement from any other person relating to such Indemnifiable Matter; provided, however, that you (or the party making payment on your behalf) shall not exercise any rights of subrogation, reimbursement, contribution or indemnification that you (or such party) may now or hereafter acquire against Acquisition Corp., the Surviving Corporation or any of their affiliates or against any Indemnified Party so long as this Commitment Letter shall be in effect or you, Acquisition Corp., the Surviving Corporation or any of your or their affiliates shall have any obligation to Citibank, Citicorp Securities or any Lender hereunder or under any of the loan documentation or any other document executed and delivered in connection herewith or therewith. Each of the Indemnified Parties, if reasonably requested by you, shall cooperate with you in any manner reasonably necessary to permit you to pursue such claims.

You agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, Acquisition Corp., the Surviving Corporation or any of your or their shareholders or creditors arising out of, related to or in connection with this Commitment Letter, the Facilities, the loan documentation or the transactions contemplated hereby, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

Costs and Expenses
------------------

In further consideration of the commitment of Citibank hereunder, and recognizing that in connection herewith Citibank is incurring substantial costs and expenses (including, without limitation, fees and disbursements of counsel and its syndication agent(s), filing and recording fees and due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, messenger, appraisal, audit, insurance and consultant costs and expenses), you hereby agree to pay, or to reimburse Citibank on the earlier of the termination or expiration of its commitment hereunder and the Closing Date for, all such costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated; provided that such costs and expenses are reasonable and properly documented. You also agree to pay all reasonable costs and expenses of Citibank (including, without limitation, reasonable fees and disbursements of one counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. Such counsel of Citibank shall, promptly after the execution and delivery hereof, provide an estimate of legal fees expected to be incurred in connection with the preparation and negotiation of the loan documentation for the Facilities.

Confidentiality
---------------

By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to us as provided below, (i) you may make public disclosure of the existence and amount of Citibank's commitment hereunder and of Citibank's identity as agent bank, (ii) you may file a copy of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosures of the terms and conditions hereof as you are required by law, in the opinion of your counsel, to make.

Citibank shall, and shall cause Citicorp Securities to, execute a Confidentiality Agreement in substantially the form previously agreed between Citibank and you.

Representations and Warranties
------------------------------

You represent and warrant that (i) all written information (other than financial projection and pro forma information) that has been or will hereafter be made available to Citibank, Citicorp Securities, any Lender or any potential Lender by you or any of your representatives in connection with the transactions contemplated hereby, as such information may be supplemented from time to time on or prior to the Closing Date, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections and pro forma information, if any, that have been or will be prepared by you and made available to Citibank, Citicorp Securities, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that the projections will be realized).

In issuing this commitment, Citibank is relying on the accuracy in all material respects of the information furnished to it by you and your affiliates or on behalf of you and your affiliates without independent verification thereof.

No Third Party Reliance, Etc.
-----------------------------

The agreements of Citibank hereunder and of any Lender that issues a commitment to provide financing under the Facilities are made solely for the benefit of you and Acquisition Corp. and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein or in the attached Annex I or in the Fee Letter are subject to mutual agreement of the parties. The terms and conditions of this commitment may be modified only in writing.

You should be aware that Citibank or one or more of its affiliates may be providing financing or other services to parties whose interests may conflict with yours. Be assured, however, that consistent with Citibank's longstanding policy to hold in confidence the affairs of its customers, neither Citibank nor any of its affiliates will furnish confidential information obtained from you to any of its other customers. By the same token, neither Citibank nor any of its affiliates will make available to you confidential information that it obtained or may obtain from any other customer.

Governing Law, Etc.
-------------------

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York, excluding (to the fullest extent a New York court would permit) any rule of law that would cause application of the laws of any jurisdiction other than the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Your obligations under the paragraphs captioned "Fees", "Indemnification", "Costs and Expenses" and "Confidentiality" shall survive the expiration or termination of this Commitment Letter.

Waiver of Jury Trial
--------------------

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of Citibank or Citicorp Securities in the negotiation, performance or enforcement hereof.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Judith Fishlow Minter, Managing Director, Citicorp Securities, Inc., 399 Park Avenue, New York, New York 10043 (telecopier: 212-793-3963) at or before 5:00 p.m. (New York City time) on June 13, 1997, the time at which the commitment of Citibank set forth above (if not so accepted prior thereto) will expire. If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                                         Very truly yours,


                                         CITICORP SECURITIES, INC.,
                                         as agent for Citibank, N.A.


                                         By: /s/ Judith Fishlow Minter
                                            --------------------------
                                         Title:  Managing Director


ACCEPTED AND AGREED
this ___ day of June, 1997:


FOX KIDS WORLDWIDE, INC.


By: /s/ Mel Woods
   ------------------------------------
Title: President

                                                                         ANNEX I

                            FOX KIDS WORLDWIDE, INC.

         U.S. $900,000,000 SECURED REDUCING REVOLVING CREDIT FACILITIES
                  U.S. $350,000,000 SECURED TERM LOAN FACILITY
                        SUMMARY OF TERMS AND CONDITIONS


BORROWERS:          A newly created, single purpose wholly owned subsidiary
---------           ("Acquisition Corp.") of Fox Kids Worldwide, Inc. ("Fox
                    Kids") organized to acquire (the "Acquisition") all of the outstanding common stock of International Family
                    Entertainment, Inc. ("IFE"). Upon the merger (the "Merger") of Acquisition Corp. with and into IFE, IFE will be the surviving corporation (the "Surviving Corporation") thereof.
                    The Surviving Corporation will succeed to and assume all of the obligations of Acquisition Corp. under or in respect of all of the Facilities (as hereinafter defined).

                    Upon consummation of the Merger, the Surviving Corporation will be the sole Borrower under the Term Loan (as hereinafter defined) and the Surviving Corporation, FCN Holdings, Inc. ("FCN") and Saban Entertainment, Inc. ("Saban"), all of which will be wholly owned subsidiaries of Fox Kids, will be the Borrowers under the Tranche A Revolving Credit and the Tranche B Revolving Credit.

FACILITIES:         A 7-Year Secured Reducing Revolving Credit Facility of
----------          $625,000,000 (the "Tranche A Revolving Credit"), a 7-Year
                    Secured Reducing Revolving Credit Facility of $275,000,000
                    (the "Tranche B Revolving Credit" and, together with the
                    Tranche A Revolving Credit, the "Revolving Credits"), and a
                    9-Year Secured Term Loan Facility of $350,000,000 (the "Term
                    Loan"). The Agent reserves the right to change the amounts of each of the Tranche B Revolving Credit and the Term Loan before the Closing Date (as hereinafter defined) with the consent of Fox Kids (which consent shall not be unreasonably withheld or delayed), provided that the total amount of such Facilities remains $625,000,000.

GUARANTORS:         Fox Kids and all of the present and future direct and
----------          indirect domestic wholly owned subsidiaries of Fox Kids;
                    provided that IFE and its present and future direct and indirect domestic wholly owned subsidiaries shall not be required to be Guarantors until such time as Acquisition
                    Corp. and/or one or more of its affiliates acquires all of the outstanding shares of common stock of IFE. Each of the Guarantors will unconditionally and irrevocably guarantee all of the obligations of the Borrowers and the other
                    Guarantors
                    under the loan documentation, which guarantees shall, in the case of each of the subsidiaries of Fox Kids, be limited (if necessary) for purposes of fraudulent transfer protection.

PURPOSE:            Tranche A
-------             ---------
                    Revolving Credit:  To finance the Acquisition and, following
                    ----------------
                                    consummation of the Merger, for general
                                    corporate purposes.

                    Tranche B
                    ---------
                    Revolving Credit:  To finance in part the Merger and to
                    ----------------
                                    refinance acquired debt of IFE and,
                                    following consummation of the Merger, for general corporate purposes.

                    Term Loan:         To finance in part the Merger and to
                    ---------       refinance acquired debt of IFE.


ARRANGER:           Citicorp Securities, Inc.
--------

AGENT:              Citibank, N.A. ("Citibank").
-----

LENDERS:            Syndicate of financial institutions (including Citibank)
-------             acceptable to the Arranger and Fox Kids.

CLOSING DATE:       On or before September 30, 1997, or such other date as may
------------        be agreed upon by Fox Kids and the Agent.


COMMITMENT
----------
TERMINATION DATE:   Seven years from the Closing Date for the
----------------    Revolving Credits.


FINAL MATURITY DATE:  The Commitment Termination Date for
-------------------
                    the Revolving Credits and the ninth anniversary of the Closing Date for the Term Loan.

SCHEDULED
---------
AMORTIZATION:       The Borrowers will be required to make quarterly
------------        amortization payments on the Term Loan occurring on the
                    first business day of January, April, July and October of each year, commencing on January 1, 1998, such that annual amortization is as follows:

                              Annual      Remaining
                 Year(s)      Amount       Balance
                -------------------------------------
                   1-7     $  3,500,000  $325,500,000
                -------------------------------------
                    8      $162,750,000  $162,750,000
                -------------------------------------
                    9      $162,750,000       $0
                -------------------------------------

  REPAYMENT:  Each outstanding advance under the Facilities shall be repaid in
  ---------
  full on the Final Maturity Date.

INTEREST RATES
--------------
AND INTEREST PERIODS:  At the applicable Borrower's option, advances under the
--------------------
                    Facilities made to it will be available at the rates and for the Interest Periods set forth below:

                    a)   Base Rate Option: Alternate Base Rate plus the
                         ----------------
                         Applicable Margin.

                         The Alternate Base Rate is a fluctuating rate per annum equal at all times to the highest of (i) Citibank's publicly announced "base rate"; (ii) 1% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major U.S. money market banks, adjusted for reserve requirements and FDIC assessment rates; and (iii) 1/2 of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

                    b)   Eurodollar Rate Option:  LIBOR plus the Applicable
                         ----------------------
                         Margin.
                         The Eurodollar Rate is the average rate per annum (rounded upward to the nearest 1/16 of 1%) at which deposits in United States Dollars are offered by the Reference Banks to prime banks in the London interbank market at 11:00 A.M. (London time) two business days before the first day of the Interest Period and in amounts approximately equal to the Reference Banks' Eurodollar Advances for a given Interest Period and with a maturity equal to such Interest Period, adjusted for reserve requirements. The Eurodollar Rate shall be fixed for Interest Periods of 1, 2, 3 or 6 months or, if readily available to all of the Lenders, 9 months.

                    The Applicable Margin and the Applicable Commitment Fee for both of the Revolving Credits means the respective per annum rates set forth below opposite the Leverage Ratio (as hereinafter defined) then in effect for advances under the Revolving Credits:

 Leverage                     Applicable         Applicable      Applicable
  Ratio                       Eurodollar          Base Rate      Commitment
                                Margin             Margin           Fee
---------------------------------------------------------------------------
_7.0x                           2.25%              1.25%           0.50%
---------------------------------------------------------------------------

_6.0x and less than 7.0x        1.50%              0.50%           0.375%
---------------------------------------------------------------------------
_5.5x and less than 6.0x        1.25%              0.25%           0.25%
---------------------------------------------------------------------------
_5.0x and less than 5.5x        1.125%             0.125%          0.25%
---------------------------------------------------------------------------
_4.5x and less than 5.0x        0.875%             0.00%           0.25%
---------------------------------------------------------------------------
_4.0x and less than 4.5x        0.75%              0.00%           0.25%
---------------------------------------------------------------------------
_3.0x and less than 4.0x        0.625%             0.00%           0.25%
---------------------------------------------------------------------------
less than3.0x                   0.50%              0.00%           0.20%
---------------------------------------------------------------------------

                   The Applicable Margin for the Term Loan means the respective per annum rates set forth below opposite the Leverage Ratio then in effect for advances under the Term Loan:


                              Applicable         Applicable
  Leverage                    Eurodollar      Base Rate Margin
   Ratio                        Margin
--------------------------------------------------------------
_7.0x                           2.75%              1.75%
--------------------------------------------------------------
_3.5x and less than 7.0x        2.00%              1.00%
--------------------------------------------------------------
less than 3.5x                  1.00%              0.00%
--------------------------------------------------------------

                   During the continuance of any default under the loan documentation, the Applicable Margin shall increase by 2% per annum.

COMMITMENT FEE:    Calculated as the Applicable Commitment Fee set forth above
--------------     (360-day basis) on the unused portion of each Lender's share of the Revolving Credits, commencing upon the date of the Commitment Letter to which this Summary of Terms and Conditions is attached (the "Commitment Letter"), payable on
                   (i) the Closing Date and quarterly in arrears thereafter and
                   (ii) the date (whether before or after the Closing Date) of termination or expiration of the commitments.

REFERENCE BANKS:   Citibank and certain other Lenders to be determined by the
---------------    Agent and Fox Kids.

INTEREST PAYMENTS:  Interest on Base Rate advances will be payable
-----------------
                    quarterly in arrears. Interest on Eurodollar Rate advances will be payable at the earlier of the end of the Interest Period and quarterly. Interest to be computed on a 365/366-day basis for Base Rate advances and on a 360-day basis for Eurodollar Rate advances.

BORROWINGS:         Borrowings shall be in principal amounts of $10,000,000 or
----------          integral multiples of $1,000,000 in excess thereof. All
                    advances shall be made by the Lenders ratably in proportion to their respective commitments. Borrowings will be available on 1 business day's notice for Base Rate advances and 3 business days' notice for Eurodollar Rate advances.

AVAILABILITY:       The Tranche A Revolving Credit shall be available on and
------------        after the Closing Date and the Tranche B Revolving Credit
                    shall be available on and after the date on which the Merger is consummated. The Term Loan shall be available in a single draw on the date on which the Merger is consummated. The
                    Borrowers may, subject to the terms thereof, borrow, repay and reborrow under the Revolving Credits; once repaid, the Surviving Corporation may not reborrow under the Term Loan.

SCHEDULED COMMITMENT
--------------------
REDUCTION:          The aggregate commitments of the Lenders under the Revolving
---------           Credits will reduce ratably by the following amounts on the first business day of January, April, July and October of each year, commencing on January 1, 1998, such that annual reductions of the aggregate commitments under both Revolving
                    Credits are as follows.


                                      Annual      Remaining
                         Year(s)      Amount       Balance
                        -------------------------------------
                           1-3          $0       $900,000,000
                        -------------------------------------
                            4      $150,000,000  $750,000,000
                        -------------------------------------
                            5      $200,000,000  $550,000,000
                        -------------------------------------
                            6      $250,000,000  $300,000,000
                        -------------------------------------
                            7      $300,000,000        $0
                        -------------------------------------


The Borrowers will be required to repay any advances in excess of such amounts on such dates.

OPTIONAL COMMITMENT
-------------------
REDUCTION:          The Borrowers will have the right, upon at least 3 business
---------           days' notice, to terminate or cancel, in whole or in part, the unused portion of either Revolving Credit, at any time and from time to time prior to the consummation of the Merger, and the unused portion of both Revolving Credits on a pro rata basis, at any time and from time to time following the consummation of the Merger; provided that each partial reduction shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Commitment reductions shall be applied ratably to all Lenders' commitments. Once terminated, a commitment cannot be reinstated.

MANDATORY
---------
PREPAYMENTS:        The Borrowers shall prepay advances under the Term Loan and
-----------         Revolving Credits with a mutually agreed upon percentage of the proceeds from excess cash flow (to be defined in the loan documentation), and, subject to certain exceptions to be set forth in the loan documentation, from asset sales and debt and equity issuances. The proceeds will be applied in a manner to be mutually agreed. All or a percentage of the proceeds from debt and equity issuances otherwise required to prepay advances under the Term Loan and Revolving Credits will not be required to be so applied upon the achievement of certain financial covenant targets to be determined in the loan documentation.

OPTIONAL
--------
PREPAYMENTS:        Advances may be prepaid without penalty in an amount of
-----------         $5,000,000 or integral multiples of $1,000,000 in excess
                    thereof on 3 business days' notice. The Borrowers will bear all costs related to the prepayment of any Eurodollar Rate advance prior to the last day of the applicable Interest
                    Period. If any amount of the Term Loan is prepaid, no part thereof may be reborrowed. The proceeds will be applied in a manner to be mutually agreed in the loan documentation.

ANNUAL AGENCY FEE:  As set forth in the Fee Letter between the Agent and Fox
-----------------   Kids.

COLLATERAL:         First priority (subject to exception for permitted purchase
----------          money liens and certain other exceptions to be agreed in the loan documentation) lien and security interest in all of the following property and assets (other than certain insignificant property and assets to be agreed in the loan documentation), whether now or hereafter existing or acquired:

                    (a) From the Closing Date to the date on which all of the shares of common stock of IFE are owned by Acquisition Corp. and/or one or more of its affiliates, (i) all of the shares of capital stock of Fox Kids other than (A) up to 2% of the shares of common stock thereof owned or otherwise held by Allen & Co. on the date of the Commitment Letter until such time, if ever, as such shares are acquired by Fox Kids or any of its affiliates and (B) the preferred stock (the "Liberty Preferred Stock") to be issued to Liberty Media

                         Group or one or more of its affiliates as consideration for the shares of common stock of IFE owned thereby;
                         (ii) all of the shares of capital stock of Acquisition Corp., FCN and Saban; and (iii) all of the property and assets of Fox Kids, FCN and Saban and their respective domestic subsidiaries/1/ (except (A) for the property and assets of IFE and its subsidiaries and (B) that none of Fox Kids, FCN, Saban or any such domestic subsidiary shall be required to pledge more than 66-2/3% of the voting stock of any of their foreign subsidiaries); and

                    (b) From and after the date on which all of the shares of common stock of IFE are owned by Acquisition Corp. and/or one or more of its affiliates, (i) all of the shares of capital stock of Fox Kids other than (A) up to 2% of the shares of common stock thereof owned or otherwise held by Allen & Co. on the date of the Commitment Letter until such time, if ever, as such shares are acquired by Fox Kids or any of its affiliates and (B) the Liberty Preferred Stock; (ii) all of the shares of capital stock of the Borrowers; and (iii) all of the other property and assets of Fox Kids, the Borrowers and their domestic subsidiaries (except (A) that none of Fox Kids, any Borrower or any such domestic subsidiary shall be required to pledge more than 66-2/3% of the voting stock of any of their foreign subsidiaries and (B) for the property and assets of certain non-wholly owned subsidiaries of IFE so long as the Lenders are reasonably satisfied with excluding such property and assets from the Collateral).

                    Release of security upon the achievement of certain ratio levels to be determined in the loan documentation.

LOAN
----
DOCUMENTATION:      The commitments will be subject to preparation, execution
-------------       and delivery of mutually acceptable loan documentation which will contain conditions precedent, representations and warranties, covenants, events of default and other provisions (including, without limitation, qualifications and exceptions thereto) customarily found in the Agent's loan documentation for

----------
/1/ All references in this Summary of Terms and Conditions to subsidiaries of Fox Kids shall, unless otherwise expressly stated, include IFE and its subsidiaries, whether or not the Acquisition or the Merger has been effected at the time.

                    similar financings and others appropriate in the reasonable judgment of Citibank for borrowers engaged in similar businesses and similarly situated, including, but not limited to, those noted below.

CONDITIONS PRECEDENT
--------------------
TO INITIAL ADVANCE
------------------
UNDER THE TRANCHE A
-------------------
REVOLVING CREDIT:   Customary for financings of this nature and others
----------------    appropriate in the reasonable judgment of Citibank for
                    borrowers engaged in similar businesses and similarly situated, including but not limited to:

                    - The absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties, or prospects of Fox Kids and its subsidiaries, taken as a whole, since December 31, 1996.

                    - The absence of any pending or, to the knowledge of Fox Kids or any Borrower, threatened litigation, investigation or proceeding (i) that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on (A) the business, condition (financial or otherwise), operations, performance, properties, or prospects of Fox Kids and its subsidiaries, taken as a whole, (B) the rights and remedies of the Agent or any Lender under any of the loan documentation or (C) the ability of the Borrowers, the Guarantors or the pledgors of any of the Collateral to perform their respective obligations under the loan documentation to which they are or are to be a party (collectively, a "Material Adverse Effect") or (ii) in which there is a reasonable likelihood of an adverse determination and which purports to affect the legality, validity, binding effect or enforceability of any of the loan documentation or any of the transactions contemplated hereby. The definition of Material Adverse Effect will be modified in the loan documentation to exclude from clauses (B) and (C) thereof events or circumstances that could reasonably be expected to have a material adverse effect on immaterial nonpayment obligations of certain subsidiaries of the Borrowers to be agreed or immaterial portions of the Collateral.

                    - Payment of accrued fees and expenses (including fees and expenses of counsel for the Agent) required to be paid by Fox Kids, the Borrowers or any of their affiliates.

                    -    The execution and delivery of the loan
                         documentation, in form and substance reasonably satisfactory to the Lenders, including: (i) notes payable to each Lender; (ii) board resolutions or other evidence of corporate authorization; (iii) certificates with respect to incumbency, signatures, accuracy of representations and warranties and absence of defaults;
                         (iv) favorable legal opinions from counsel for the Borrowers, the Guarantors and the pledgors of Collateral; and (v) favorable legal opinion from counsel for the Agent.

                    - Reasonable satisfaction with the corporate structure and capitalization of Fox Kids, the Borrowers and their subsidiaries intended to be party to any of the loan documentation.

                    - Reasonable satisfaction with the material terms and conditions of the preferred stock to be issued as part of the consideration for the Acquisition (as defined in the Commitment Letter) and the Merger.

                    - Copies of the documentation to be entered into in connection with the Acquisition (as defined in the Commitment Letter) and the Merger shall have been delivered to the Lenders and the Lenders shall not, in their reasonable judgment, have objected to any of the terms thereof; and all such documentation shall have been executed and delivered by the parties thereto.

                    - All required approvals, authorizations and filings for the Acquisition (as defined in the Commitment Letter) and the financing thereof shall have been obtained without the imposition of any adverse conditions.

                    - The Acquisition (as defined in the Commitment Letter) shall be concurrently consummated in accordance with all applicable laws.

CONDITIONS PRECEDENT
--------------------
TO INITIAL ADVANCES
-------------------
UNDER THE TERM LOAN
-------------------
AND THE TRANCHE B
-----------------
REVOLVING CREDIT:   Customary for financings of this nature and others
----------------    appropriate in the reasonable judgment of Citibank for
                    borrowers engaged in similar businesses and similarly situated, including but not limited to:

                    - The absence of any pending or, to the knowledge of Fox Kids or any Borrower, threatened litigation, investigation or proceeding (i) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) in which there is a reasonable likelihood of an adverse determination and which purports to affect the legality, validity, binding effect or enforceability of any of the loan documentation or any of the transactions contemplated hereby.

                    - The execution and delivery of the loan documentation not entered into prior to such time, in form and substance reasonably satisfactory to the Lenders, including: (i) notes payable to each Lender; (ii) board resolutions or other evidence of corporate authorization; (iii) certificates with respect to incumbency, signatures, accuracy of representations and warranties and absence of defaults; (iv) favorable legal opinions from counsel for the Borrowers, the Guarantors and the pledgors of Collateral; and (v) favorable legal opinion from counsel for the Agent.

                    - All required approvals, authorizations and filings for the Merger and the financing thereof shall have been obtained without the imposition of any adverse conditions.

                    - Evidence of repayment and termination of scheduled indebtedness and facilities refinanced as described under "Purpose".

                    - The Merger shall be concurrently consummated in accordance with all applicable laws.

CONDITIONS PRECEDENT
--------------------
TO ALL ADVANCES:    Customary for financings of this nature, including but not
---------------     limited to the following:

                    - All representations and warranties are true in all material respects on and as of the date of the Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except for any such representations and warranties that, by their terms, relate solely to a specified earlier date).

                    - No Event of Default, or event which with the giving of notice or lapse of time or both would be an Event of Default, has occurred and is continuing, or would result from such Borrowing.

REPRESENTATIONS
---------------
AND WARRANTIES:     Customary for financings of this nature and others
--------------      appropriate in the reasonable judgment of Citibank for
                    borrowers engaged in similar businesses and similarly situated, including but not limited to the following:

                    - No material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Fox Kids and its subsidiaries, taken as a whole, since December 31, 1996.

                    - Corporate organization, existence, power and authorization of Fox Kids and its subsidiaries.

                    - Execution, delivery and performance of loan documentation does not violate law, any Borrower's charter or bylaws or existing agreements and does not result in the imposition of liens.

                    - No government or regulatory approvals, or other third-party consents, required (other than those already obtained).

                    - Legality, validity, binding effect and enforceability of the loan documentation.

                    - No litigation that could reasonably be expected to have a Material Adverse Effect.

                    - Fair presentation of financial statements and accuracy in all material respects of other written information.

                    -    No violations of Regulation G, T, U or X.

                    - No violation of law or agreements that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
                    -    ERISA.

COVENANTS:          Customary for financings of this nature and others
---------           appropriate in the reasonable judgment of Citibank for
                    borrowers engaged in similar businesses and similarly situated, including but not limited to the following (it being understood that none of the foreign subsidiaries of Fox Kids or any Borrower will be party to any of the loan documentation and that neither IFE nor any of its domestic subsidiaries will be a party thereto until all of the shares of common stock thereof are acquired by Acquisition Corp.
                    and/or one or more of its affiliates):

                    - Compliance with laws (including, without limitation, ERISA) and performance of obligations.

                    - Preservation of corporate existence; maintenance of books and records; visitation.

                    - Maintenance of insurance, properties and all necessary licenses, permits, tradenames, patents and other intellectual property.

                    -  Payment of taxes and other liabilities.

                    -  Transactions with affiliates.

                    -  Use of proceeds.

                    - Reporting requirements (including, without limitation, quarterly and audited annual financial statements, quarterly compliance certificates, notices of default, notices of material litigation, SEC filings, notices of certain ERISA-related events, and such other information and such access to the Guarantors' and the Borrowers' properties, books and records as the Lenders may reasonably request).

                    -  Limitation on liens.

                    - Limitation on indebtedness with certain exceptions to be agreed in the loan documentation, including the right to issue public indebtedness with a maturity date at least one year after the Final Maturity Date and otherwise on terms reasonably acceptable to the Lenders, provided that the proceeds thereof are used concurrently to repay and retire all or a portion of the Facilities equal to the amount of such proceeds. The ability of the Borrowers and their subsidiaries to incur indebtedness will be expanded upon the achievement of certain financial targets, and on terms, to be agreed in the loan documentation.

                    - Limitation on dividends and distributions on, and redemptions and repurchases of, capital stock with exceptions to be agreed in the loan documentation, including (a) the payment of scheduled ordinary dividends on the Liberty Preferred Stock (approximately $30,000,000 per annum) so long as after giving effect to each such payment, no default or Event of Default shall have occurred and be continuing, (b) the redemption or repurchase of the Liberty Preferred Stock on the scheduled put dates thereof solely from the proceeds of a capital contribution by, or a sale of additional shares of common stock to, affiliates of Fox Kids (other than any subsidiary thereof, but including, without limitation, The News Corporation Limited ("News Corp.")); provided that (i) such capital contribution or such sale, as the case may be, was made within five days of the date of such redemption or repurchase and (ii) after giving effect to such redemption or repurchase, no default or Event of Default shall have occurred and be continuing and (c) the payment of dividends on, and the redemption or repurchase of, capital stock of Fox Kids or any Borrower so long as (i) Fox Kids and its consolidated subsidiaries have achieved certain financial covenant targets, and on terms, to be agreed in the loan documentation and (ii) after giving effect to each such dividend, redemption or repurchase, no default or Event of Default shall have occurred and be continuing.

                    -  Limitation on mergers, consolidations, divestitures.

                    -  Limitation on changes in conduct of business.


FINANCIAL COVENANTS:   Customary for financings of this nature and others
-------------------    appropriate in the reasonable judgment of Citibank for
                       borrowers engaged in similar businesses and similarly situated, including but not limited to the following, in each case tested at the end of four consecutive fiscal quarters of Fox Kids and its consolidated subsidiaries:

                    -  Maximum Total Debt to EBITDA (the "Leverage Ratio")

                    -  Minimum EBITDA to Total Interest Expense

                    -  Minimum EBITDA to Fixed Charges

                    -  Minimum Net Worth

                    The Financial Covenants will be adjusted for the period of time between the Closing Date and the acquisition of all of the outstanding capital stock of IFE by Acquisition Corp. and/or one or more of its affiliates.

EVENTS OF
---------
DEFAULT:            Customary for financings of this nature and others
-------             appropriate in the reasonable judgment of Citibank for
                    borrowers engaged in similar businesses and similarly situated, including but not limited to the following:

                    - Failure to pay principal when due or interest or any other amount payable under the loan documentation within 5 days of the date due.

                    - Representations or warranties materially incorrect when made or deemed made.

                    - Failure to comply with covenants (with cure periods where appropriate).

                    - Reorganization, liquidation, or voluntary or involuntary bankruptcy or insolvency proceedings.

                    -  Material unsatisfied judgment or order.

                    - Cross default to other material debt of the Borrower or any of its subsidiaries.

                    -  ERISA defaults.

                    -  Loan documentation unenforceable.

                    - Change in control (the definition of which shall include, among other things, requirements that (i) News Corp., together with certain affiliates (the "News Corp. Group"), either directly or indirectly, shall maintain a 30% fully diluted voting and economic interest in Fox Kids, (ii) no other person or group shall hold a voting or economic interest in Fox Kids equal to or greater than that held by the News Corp. Group (directly or indirectly), except that Haim Saban and/or any of his affiliates may hold a voting and/or economic interest in Fox Kids that is equal to (but not greater than) that held by the News Corp. Group and (iii) the News Corp. Group, directly or indirectly, shall at all times maintain at least the management rights that it possesses in Fox Kids on the Closing Date or the substantial equivalent thereof (to be clarified in the loan documentation). Certain of the clauses of this definition of "change of control" will be modified to reflect ownership changes permitted to occur as a result of an initial public offering of the common stock of Fox Kids.

OTHER:              Loan documentation will include:
-----
                    -  Indemnification of the Agent and the Lenders and their
                       respective affiliates, officers, directors, employees, agents and advisors as set forth in the Commitment Letter and as may be modified in the loan documentation.

                    -  Customary agency language.

                    - Required Lenders will be defined as those holding in excess of 50% of outstandings or, if none, the commitments.

ASSIGNMENTS AND
---------------
PARTICIPATIONS:  Each Lender will have the right, with the consent of the Agent
--------------   and Fox Kids, which shall not be unreasonably withheld or
                 delayed, to assign to one or more Eligible Assignees (such term to be defined in the loan documentation) all or a portion of its rights and obligations under the loan documentation with a minimum of $10,000,000 (aggregated for both Facilities) for each assignment. Upon such assignment, the assignee shall become a Lender for all purposes of the loan documentation. The parties to the assignment shall pay to the Agent an assignment fee of $3,500. No consent will be required for assignments to other Lenders or affiliates of a Lender.

                 Each Lender will also have the right, without notice to or consent of Fox Kids or the Agent, to assign all or part of its rights or obligations under the loan documentation to any of its affiliates and/or all or part of its rights under the loan documentation to any Federal Reserve Bank.

                 Each Lender will have the right to sell participations (in a minimum amount of $5,000,000 for each participation (aggregated for both Facilities)) in its rights and obligations under the loan documentation. The voting rights of participants shall be limited to those matters with respect to which a unanimous vote of the Lenders would be required.

TAXES; YIELD
------------
PROTECTION:      The loan documentation will contain mutually acceptable
----------       provisions regarding taxes, withholdings and other deductions incurred by the Agent and the Lenders and standard yield protection provisions protecting the Lenders in the event of unavailability of funding, illegality, increased costs, capital adequacy and funding losses, subject to the ability of the Borrowers to replace the Lenders under certain circumstances.

GOVERNING LAW:   New York, excluding (to the fullest extent a New York court
-------------    would permit) any rule of law that would cause application of the laws of any jurisdiction other than the State of New York.

COUNSEL FOR THE AGENT:      Shearman & Sterling.
---------------------

EXPENSES:        All reasonable and properly documented out-of-pocket expenses
--------         incurred (i) by the Agent and/or the Arranger in connection with the preparation, execution, delivery, modification, amendment, syndication and administration of the loan documentation (including reasonable fees and expenses of counsel to the Agent) or (ii) by the Agent, the Arranger or any Lender in connection with the enforcement of the loan documentation
                 (including reasonable fees and expenses of counsel), are for the Borrowers' account.